SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This SEVERANCE AND CHANGE IN CONTROL AGREEMENT (“Agreement”) is made as of the 6th day of January, 2020 (the “Effective Date”) between Univar Solutions Inc., a Delaware corporation (“Univar”), and Nicholas W. Alexos (“Executive”).

Background

Univar Solutions desires to align the interests of Executive with those of its shareholders by defining the terms that will govern Executive’s separation and removing the distraction from uncertainties faced by Executive before, during and after a change of control event. Executive benefits from this clarity and desires to be employed by Univar in accordance with this Agreement.

Terms and Conditions

Executive and Univar agree as follows:

1.    Duties and Reporting Relationship. Executive will serve as Univar’s Executive Vice President and Chief Financial Officer. Executive will report directly to Univar’s Chief Executive Officer or such other executive as Univar’s Chief Executive Officer may designate (the “CEO”). Executive’s responsibilities will include all matters customarily assigned to Executive’s position and others that the CEO reasonably assigns. Executive shall follow the reasonable instructions of the CEO and comply with the rules, policies and procedures of Univar then in effect. Executive will perform all of Executive’s responsibilities in good faith, to the best of Executive’s abilities and in compliance with all applicable laws. Executive is a fiduciary to Univar and its Affiliates (as defined below) and is subject to any fiduciary obligation imposed by applicable laws in addition to the obligations defined under this Agreement. During Executive’s employment, Executive will not engage in any other professional or commercial activity that prevents Executive from carrying out Executive’s obligations under this Agreement.

2.    Termination of Employment. Either Executive or Univar may terminate Executive’s employment at any time, with or without Cause or Good Reason (each as defined below) and without advance notice subject to Section 3. The party terminating Executive’s employment must communicate the termination in writing.

3. Termination Entitlements. This Section sets forth scenarios under which Executive’s employment may terminate along with the payments and benefits due Executive under each scenario. Unless explicitly set forth in this Section 3 and subject to Section 19, Executive has no rights to receive payments or benefits due to the termination of Executive’s employment.

3.1 By Univar with Cause or by Executive without Good Reason. If Univar terminates Executive’s employment for Cause (as defined below) or if Executive terminates Executive’s employment without Good Reason (as defined below), Univar shall pay Executive any unpaid wages and unused accrued vacation earned through the termination date.

3.1.1.    “Cause,” shall mean Executive’s:
(i) willful failure to perform material duties with respect to Univar (except where due to a physical or mental incapacity) which continues beyond fifteen (15) days after a written demand for performance of those duties is delivered to Executive by Univar;
(ii) conviction of, plea of nolo contendere or any similar plea to
(A) the commission of a felony or any criminal offence that carries a maximum sentence of six (6) months or more;
(B) any misdemeanor that is a crime of moral turpitude;
(iii) gross negligence or willful or gross misconduct in connection with Executive’s employment;

(iv) engaging in outrageous activity or in any activity or behavior that is in violation of Univar’s code of conduct, as that may be in effect from time to time, where such activity or behavior is reasonably likely to cause material harm to Univar;
(v) breach of the non-competition, non-solicitation or confidentiality covenants to which Executive is subject, other than immaterial breaches that are not reasonably likely to cause material harm to Univar; or
(vi) breach of any fiduciary duty, other than immaterial breaches that are not reasonably likely to cause material harm to Univar.

In order to be “willful,” Executive’s action or inaction must be in bad faith or without reasonable belief that such action was in the best interests of Univar. For purposes of this Agreement, Univar shall not treat the failure of Executive or Univar to achieve performance goals alone as creating Cause for termination of Executive’s employment.

3.1.2.    “Good Reason,” shall mean:

(i) Subject to the requirements of Section 3.1.2(i), the occurrence of one or more of the following:

(A) a material reduction (greater than 10%) in Executive’s Base Salary (as defined below) or a material reduction (greater than 10%) in target annual incentive compensation opportunity, in each case other than a reduction which is applicable to all employees in the same salary grade as Executive;
(B)  a material diminution in Executive’s title, duties or responsibilities; or
(C) a transfer of Executive’s primary workplace by more than 100 miles from Executive’s current workplace.

(ii) None of the conditions described in Section 3.1.2(i) shall constitute Good Reason unless:
(A) Executive provides notice to Univar of the condition claimed to constitute Good Reason within sixty (60) days of Executive’s knowledge of its existence;
(B) Univar shall fail to have remedied the condition within thirty (30) days of Univar’s receipt of the notice described in Section 3.1.2(ii)(A); and
(C) Executive shall resign (giving appropriate written notice of termination) and terminate employment with Univar within thirty (30) days following the end of the thirty (30) day period described in Section 3.1.2(ii)(B).

For purposes of this Agreement, “Base Salary” shall mean the regular, periodic compensation paid to Executive, and shall not include variable compensation, such as bonuses or equity-based compensation.

3.2 By Univar other than for Cause or by Executive for Good Reason. If Univar terminates Executive’s employment other than for Cause or if Executive terminates Executive’s employment for Good Reason in the absence of Cause, Univar shall pay to Executive:

3.2.1    Unpaid wages and unused accrued vacation earned through the termination date; plus

3.2.2    A severance payment, payable in a lump sum payment not later than sixty (60) days following Executive’s termination date, in an amount equal to the sum of
(i) twelve months of Executive’s Annual Base Salary plus
(ii) 100% of the Target Bonus for the year in which Executive’s employment terminates; plus

3.2.3. A pro rata portion (based on the number of days during the applicable fiscal period prior to the termination date) of the annual bonus Executive would have earned absent such termination, with such payment to be made at the time bonus payments are made to executives of the Company generally;

provided that Executive signs and delivers to Univar (and does not revoke) a release substantially in the form attached as Exhibit A (the “Release”) within the time period specified in the Release (the “Applicable Release Period”). This limitation on Univar’s obligation to pay Executive is not applicable to any payments required to be made by an applicable statute without a release.

The termination of Executive’s employment as a result of Executive’s Total Disability (as defined below) shall not be treated as a termination without Cause for purposes of this Section 3.2.

“Total Disability” shall have the same meaning as the term “Total Disability” as used in Univar’s long-term disability policy, if any, in effect on the date of termination. If Univar does not have a long-term disability policy in effect on that date, “Total Disability” shall mean Executive’s inability (with or without such accommodation as may be required by law protecting persons with disabilities) to perform the essential functions of Executive’s duties for an aggregate of 90 days in any twelve (12) month period (or such greater number of business days as of Univar’s Chief Executive Officer may specify in her/his discretion).

3.3 Due to Executive’s Death or Total Disability. If Executive’s employment terminates by reason of Executive’s death or Total Disability, Univar shall pay to Executive:

3.3.1    Unpaid wages and unused accrued vacation earned through the termination date; plus

3.3.2    A lump sum payment not later than 15 days following Executive’s termination date, in an amount equal to 100% of the Target Bonus for the year in which Executive’s employment terminates, plus

3.3.3. A pro rata portion (based on the number of days during the applicable fiscal period prior to the date of such death or Total Disability) of the annual bonus Executive would have earned absent such death or Total Disability, with such payment to be made at the time bonus payments are made to executives of the Company generally.

3.4 By Univar without Cause or by Executive with Good Reason in connection with a Change in Control. If, during a Protection Window (as defined below) Univar terminates Executive’s employment without Cause or if Executive terminates Executive’s employment for Good Reason in the absence of Cause, Univar shall pay to Executive:

3.4.1    Unpaid wages and unused accrued vacation earned through the termination date; plus

3.4.2    A severance payment, payable in a lump sum payment not later than sixty (60) days following Executive’s termination date, in an amount equal to the sum of
(i) 24 months of Executive’s Annual Base Salary plus
(ii) 200 percent of the Target Bonus for the year in which Executive’s employment terminates; plus

3.4.3 A pro rata portion (based on the number of days during the applicable fiscal period prior to the termination date) of the annual bonus Executive would have earned absent such termination, with such payment to be made at the time bonus payments are made to executives of the Company generally;

3.4.4 If Executive’s termination occurs during the Protection Window, but prior to the Change in Control, for purposes of this Agreement the termination will be deemed to have taken place immediately after the Change in Control and Executive shall be entitled to payment of Executive’s Base Salary for the period between the actual termination date and the Change in Control;

Univar shall have no obligation to make any payment under this Section 3.4, however, unless Executive signs and delivers to Univar (and does not revoke) the Release within the Applicable Release Period.

Termination of Executive’s employment as a result of Executive’s Total Disability shall not be treated as a termination without Cause for purposes of this Section 3.4.

“Protection Window” shall mean the period beginning three months prior to the occurrence of a Change in Control (as defined below) and ending 18 months following a Change in Control. If Executive’s termination occurs during the Protection Window, but prior to the Change in Control, for purposes of this Agreement the termination will be deemed to have taken place immediately after the Change in Control. If the Company has already paid severance to Executive by reason of a termination of employment that is later determined to have occurred during the Protection Window, any additional severance amounts due under this Section 3.4 shall be paid to Executive as soon as practicable following the Change in Control.

“Change in Control” shall mean the first to occur of any of the following events:
(i) any transaction, whether by way of sales of capital stock, merger, consolidation or otherwise, that would result in the direct or indirect beneficial ownership by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act), excluding Univar, any of its Affiliates, any employee benefit plan of Univar or any of its Affiliates, and those persons holding equity interests in Univar as the date hereof (the “Investors”) (and any “group” that includes any of the Investors and any member of such group, if the non-Investor members of such group do not by themselves, directly or indirectly, own more than 50% of Univar’s then outstanding voting securities), or any Affiliates (as defined in Section 4.7) of any of the foregoing, of more than 50% of the combined voting power of Univar’s (or, if applicable, the surviving company after such a merger) then outstanding voting securities;
(ii) within any 12-month period, the persons who were members of the Univar board of directors (the “Board”) at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board, provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii); or
(iii) the sale, transfer or other disposition of all or substantially all of the assets of Univar to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of Univar;

in each case, provided that such event also constitutes a “change in control” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code or because of any restructuring that occurs because of any such proceeding.

4.    Confidential Information and Trade Secrets

4.1 Executive recognizes that the success of Univar and its Affiliates depends upon the protection of information or materials that are confidential, proprietary or both (“Confidential Information”). Confidential Information includes information that is designated as Confidential Information and information that, based on its nature or the circumstances surrounding its access or disclosure, should reasonably be deemed confidential. Confidential Information includes (regardless of medium or method of disclosure or access):

•	all business plans and marketing strategies;

•	information concerning existing and prospective markets, suppliers, and customers;

•	financial information;

•	information concerning the development of new products and services;

•
technical and non-technical data related to software programs, designs, specifications, compilations, inventions (as defined in Section 6.1), improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques; and,

•	information provided by third parties under circumstances that require them to maintain the confidentiality of such information.

Notwithstanding the foregoing, Confidential Information does not include information:

•	within the public domain (except as a result of a breach of this Agreement or Executive’s obligations under a statutory or common law obligation);

•
obtained by Executive from a third party (except where, to Executive’s knowledge, the third party obtains or discloses the information in violation of a contractual, statutory, or common law obligation); or

•
that Executive possessed prior to the commencement of employment with Univar (not including Confidential Information provided to Employee by Univar or its representatives in connection with the interviewing, hiring, or onboarding processes).

4.2 Executive further recognizes that some of Univar’s and its Affiliates’ Confidential Information constitute “Trade Secrets” as that term is defined under the Illinois Uniform Trade Secrets Act.

4.3 During and after termination of employment with Univar, regardless of the reason for termination, Executive shall not use or disclose Univar’s or its Affiliates’ Trade Secrets so long as they remain Trade Secrets, and nothing in this Agreement shall limit Executive’s duties not to disclose or use Univar’s or its Affiliates’ Trade Secrets, or the Company’s remedies in the event Executive engages in such disclosure or use.

4.4 Executive agrees that while Executive is employed by Univar and during the two (2) year period commencing on the date Executive’s employment with Univar ends, for whatever reason, Executive will use Confidential Information only for the benefit of Univar and its Affiliates and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason unless such acts by Executive are permitted under this Agreement or have been expressly authorized in writing on behalf of Univar. Following the end of Executive’s employment with Univar, Executive must never use or disclose any Confidential Information which constitutes a Trade Secret. Univar permits Executive to disclose Confidential Information if (a) authorized by applicable law (including, but not limited to, any disclosure of information that satisfies the procedures in SEC Regulation Sec. 240.21F-17) or (b) required pursuant to an order or requirement of a court, administrative agency or other government body.

4.5 This Agreement constitutes notice to Executive that, under the 2016 Defend Trade Secrets Act (DTSA), the following rules shall be applicable:

(i) No individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined under the DTSA) that:

(A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and

(ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

4.6 Executive hereby assigns to Univar any rights Executive may have or acquire in such Confidential Information and acknowledges that all Confidential Information shall be the sole property of Univar and/or its Affiliates or their assigns.

4.7 This Agreement contains all rights, understandings, agreements or representations between Executive and Univar, whether express or implied, regarding Confidential Information.

4.8     Executive’s obligations under this Section 4 are in addition to any obligations that Executive has under state or federal law, or any other applicable law.

4.9 During Executive’s employment with Univar, Executive will not violate in any way the rights that any entity, including any former employer, has with regard to trade secrets or proprietary or confidential information.

4.10 “Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with Univar (or other entity, as applicable), whether through ownership of voting securities, by contract or otherwise.

4.11 Executive’s obligations under this Section 4 are indefinite in term, whether or not Executive is employed by Univar, and shall survive the termination of this Agreement unless otherwise limited by the terms of this Agreement.

5.    Return of Univar Property. Executive acknowledges that all tangible items containing any Confidential Information, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of Univar, its applicable Affiliate or both. Executive shall deliver to Univar all tangible items containing any Confidential Information that Executive possesses or controls upon the termination of Executive’s employment with Univar (or upon Univar’s request, if sooner). Executive shall also return any keys, equipment, identification or credit cards, or other property belonging to Univar or its Affiliates upon termination or request. Notwithstanding the foregoing, Executive may retain papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.

6. Inventions.

6.1 All Inventions (as defined below) related to Univar’s then existing or proposed business that Executive develops creates, conceives or reduces to practice (whether alone or with others) during Executive’s employment with Univar (whether or not during working hours) or within three months thereafter are the exclusive property of Univar (the “Univar Inventions”). “Inventions” shall include without limitation ideas, discoveries, developments, concepts, inventions, original works of authorship, trademarks, mask works, trade secrets, ideas, data, information, know-how, documentation, formulae, results, prototypes, designs, methods, processes, products, formulas and techniques, improvements to any of the foregoing, and all other matters ordinarily intended by the words “intellectual property,” whether or not patentable, copyrightable, or otherwise able to be registered. In recognition of Univar’s ownership of the Univar Inventions, Executive shall make prompt and full disclosure to Univar of all Univar Inventions. Executive will hold in trust for the sole benefit of Univar, and (subject to Section 6.2 below) hereby assigns, and agrees assign in the future, exclusively to Univar all of Executive’s right, title, and interest in and to all Univar Inventions.

6.2 The provisions, above, regarding Inventions, are not applicable to Inventions for which no equipment, supplies, facilities, or trade secret information of Univar or its Affiliates was used and which was developed entirely on Executive’s own time, unless

(a) the Invention relates to the business of Univar or its Affiliates or to Univar’s or its Affiliates’ actual or demonstrably anticipated research or development; or

(b) the Invention results from any work performed by the Executive for Univar.

The parties agree that the provisions in this Agreement assigning ownership rights in any Invention of Executive is intended to comply with the requirements of the Illinois Employee Patent Act, 765 ILCS 1060/l, et seq., or any similar statute in any other jurisdiction, and that these provisions are to be interpreted in a manner consistent therewith.

6.3 To the extent any works of authorship created by Executive made within the scope of employment may be considered “works made for hire” under United States copyright laws, they are hereby agreed to be works made for hire or works made in the course of employment under applicable law. To the extent any such works do not qualify as a “work made for hire” or works made in the course of employment under applicable law, and to the extent they include material subject to copyright, Executive hereby irrevocably and exclusively assigns and conveys all rights, title and interests in such works to Univar subject to no liens, claims or reserved rights. Executive hereby waives any and all “moral rights” that may be applicable to any of the foregoing, for any and all uses, alterations, and exploitation thereof by Univar, or its Affiliates, or their successors, assignees or licensees. To the extent that any such “moral rights” may not be waived in accordance with law, Executive agrees not to bring any claims, actions or litigation against Univar or its Affiliates, or their successors, assignees or licensees, based on or to enforce such rights. Without limiting the preceding, Executive agrees that Univar may in its discretion edit, modify, recast, use, and promote any such works of authorship, and derivatives thereof, with or without the use of Executive’s name or image, without compensation to Executive.

6.4 Executive hereby waives and quitclaims to Univar any and all claims of any nature whatsoever that Executive now or hereafter may have for infringement of any patent or patents from any patent applications for any Univar Inventions. Executive agrees to cooperate fully with Univar and take all other such acts requested by Univar (including signing applications for patents, assignments, and other papers, and such things as Univar may require) to enable Univar to establish and protect its ownership in any Univar Inventions and to carry out the intent and purpose of this Agreement, during Executive’s employment or thereafter. If Executive fails to execute such documents by reason of death, mental or physical incapacity or any other reason, Executive hereby irrevocably appoints Univar and its officers and agents as Executive’s agent and attorney‑in‑fact to execute such documents on Executive’s behalf.

6.5 Executive agrees that there are no Inventions made by Executive prior to Executive’s employment with Univar and belonging to Executive that Executive wishes to have excluded from this Section 6 (the “Excluded Inventions”). If during Executive’s employment with Univar, Executive uses in the specifications or development of, or otherwise incorporates into a product, process, service, technology, or machine of Univar or its Affiliates, or otherwise uses any invention, proprietary know-how, or other intellectual property in existence before the Effective Date owned by Executive or in which Executive has any interest (“Existing Know-How”), Univar or its Affiliates, as the case may be, is hereby granted and shall have a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable, worldwide right and license under the Existing Know-How (including any patent or other intellectual property rights therein) to make, have made, use, sell, reproduce, distribute, make derivative works from, publicly perform and display, and import, and to sublicense any and all of the foregoing rights to that Existing Know-How (including the right to grant further sublicenses) without restriction as to the extent of Executive’s ownership or interest, for so long as such Existing Know-How is in existence and is licensable by Executive.

7.    Nonsolicitation and Noncompetition. Executive agrees to be bound by the nonsoliciation and noncompetition provisions set forth in Exhibit B hereto.

8. Remedies. Executive’s violation of any of Sections 4, 5, 6 or 7 of this Agreement would cause Univar or its Affiliates irreparable harm which would not be adequately compensated by monetary damages. Univar is entitled to an injunction by any court or courts having jurisdiction, restraining Executive from violation of the terms of this Agreement, upon any breach or threatened breach by Executive of the obligations set forth in any of Sections 4, 5, 6 or 7. This Section 8 does not limit Univar or its Affiliates from seeking any other relief or damages to which they may be entitled as a result of Executive’s breach of any provision of this Agreement, including Sections 4, 5, 6 or 7. The parties agree and acknowledge that Univar’s Affiliates are intended beneficiaries of this Agreement and may seek to enforce the provisions of this Agreement should Executive breach those provisions.

9. Venue. The venue of any litigation arising out of Executive’s employment with Univar or interpreting or enforcing this Agreement shall lie in a court of appropriate jurisdiction in DuPage County, Illinois. Notwithstanding the foregoing, if the office to which Executive is assigned is more than 300 miles from DuPage County, Illinois, then the venue of any litigation arising out of Executive’s employment with Univar or interpreting or enforcing this Agreement shall lie in the court of appropriate jurisdiction located in closest proximity to the office to which Executive is assigned.

10.    Disclosure. Executive agrees fully and completely to reveal the terms of the terms of Sections 4, 5, 6 or 7 of this Agreement to any prospective employer of Executive before entering into any contractually binding agreement to perform services and authorizes Univar and its Affiliates, at their election, to make such disclosure. Immediately after agreeing to provide services to any person during the period of twelve (12) months following Executive’s termination of employment, Executive will notify Univar of the identity of that person.

11.    Representation of Executive. Executive represents and warrants to Univar that Executive is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement. In the course of Executive’s employment with Univar, Executive shall not violate any obligation that Executive may owe any third party, including former employers.

12.    Fees. In any litigation relating to the interpretation or enforcement of this Agreement, the prevailing party will be entitled to recoup the costs and attorneys’ fees it incurs.

13.    Assignability. During Executive’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Univar may assign its rights and obligations under this Agreement without Executive’s consent to any of its Affiliates or to a successor by sale, merger or liquidation, if such successor carries on the business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation, and such assignment does not have the effect of expanding Executive’s non-competition obligations hereunder. Executive’s transfer of employment to a successor shall not, by itself, be deemed a termination of employment under Section 3 of this Agreement. This Agreement is binding upon Executive, Executive’s heirs, personal representatives and permitted assigns and on Univar, its successors and assigns.

14.    Notices. Any notice required or permitted to be given by this Agreement must be in writing and delivered by e-mail, hand, or registered or certified mail, at a valid address (including e-mail address) of Executive on file with Univar, or in the case of Univar at the address of its principal executive offices (attention: Chief Executive Officer), or such other address as may be provided to each party by the other.

15.    Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement violates any applicable law, or is or becomes unenforceable or void, then such provision shall be deemed modified only to the extent necessary so that it no longer violates such law and becomes unenforceable. As modified in accordance with the previous sentence, if necessary, each provision of this Agreement will be enforced to the fullest extent permitted by law. If it is impossible to modify a provision that violates any applicable law, or is or becomes unenforceable or void, that provision shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

16.    Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement will constitute a waiver of that right or remedy. No single or partial waiver of a breach of any provision of this Agreement waives any subsequent breach. A single or partial exercise of any right or remedy under this Agreement will not preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy granted by this Agreement or by applicable law.

17.    Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of law provisions.

18.    Survival. Notwithstanding anything to the contrary in this Agreement, the obligations of this Agreement shall survive a termination of this Agreement or the termination of Executive’s employment with Univar, except for obligations under Sections 1, 2 and 3.

19.    Entire Agreement. This Agreement contains the entire agreement of Executive and Univar with respect to the subject matter of cash severance payable to Executive in connection with termination of employment, and supersedes all prior agreements and understandings with respect to such subject matter. This Agreement is not intended to have any impact on any employee benefit plans that may provide for benefits following termination of employment, nor is in intended to have any impact on equity-based compensation plans, grants or arrangements that may include provisions regarding what is forfeited and/or what is payable or continues in effect, as the case may be, following Executive’s termination of employment. There are no other representations or agreements related to the terms and conditions of Executive’s employment with Univar. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver or modification is sought. In order to be binding on Univar, a waiver or modification must be signed by the Executive Chair, Board Chair or Compensation Committee Chair of Univar’s Board of Directors.

20.    Executive’s Recognition of Agreement. Executive is entitled to have this Agreement reviewed by an attorney of Executive’s selection, at Univar’s expense (such expenses to be reasonable in amount and at market rates), prior to signing; Executive has either done so or elected to forgo that right. Executive has read and understood this Agreement and agrees that its terms are necessary for the reasonable and proper protection of the business of Univar and its Affiliates.

21.    Delayed Payment under certain Circumstances. Notwithstanding anything in this Agreement to the contrary, to the extent required to avoid an excise tax under Code Section 409A, the payment of any compensation pursuant to Sections 3.2 3.3 or 3.4, shall be delayed for a period of six (6) months after Executive’s separation from service if Executive is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i). In such a circumstance, the payments that would otherwise have been made during such six (6) month period will be paid on the first day of the seventh month following Executive's separation from service.

22.    Taxes. Univar makes no representations or warranties regarding the tax treatment of any payments or benefits provided under this Agreement. Executive is strongly urged to consult with his or her own personal tax or financial advisor regarding the impact of this Agreement on Executive in light of Executive’s personal tax and financial situation. In addition, any payments due under this Agreement shall be subject to all required withholdings for federal, state and local income and/or wage taxes, for Social Security and Medicare taxes, and any other taxes for which holding is required under applicable law.

Executive and Univar have signed and delivered this Agreement as of the date first above written.

UNIVAR SOLUTIONS INC.    EXECUTIVE

By: /s/ Kimberly Dickens    /s/ Nicholas W. Alexos
SVP & Chief Human Resources Officer